UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 15, 2005

Rambus Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-22339	94-3112828
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4440 El Camino Real, Los Altos, California	94022
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (650) 947-5000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events.

Item 8.01 Other Events.

Rambus Inc. (“Rambus”) today announced the commencement of additional litigation between itself and DRAM manufacturer Samsung Electronics Co., Ltd. (“Samsung”) which follows Rambus’ June 6, 2005 filing and amendment by Rambus of certain patent infringement cases against Samsung in the United States District Court for the Northern District of California.

Subsequent to that California filing by Rambus, Samsung filed suit against Rambus in the Eastern District of Virginia on June 7, 2005. Samsung’s Virginia filing seeks a declaration of invalidity of the four Rambus patents previously at issue in the Eastern District of Virginia in Rambus’ now-settled litigation with Infineon Technologies AG. The Samsung suit also challenges the enforceability of the four Rambus patents on grounds that Rambus allegedly spoliated relevant documents and misused information from JEDEC, a standards setting organization for the solid state industry.

On June 15, 2005, Rambus added Samsung to Rambus’ existing antitrust lawsuit against DRAM manufacturers Hynix Semiconductor, Inc. (“Hynix”) and Micron Technologies, Inc. (“Micron”), which was originally filed in April 2004 in the Superior Court of the State of California for the County of San Francisco, by substituting Samsung as one of the previously named “Doe” defendants. Rambus took this step after a series of other developments, which included Hynix’s plea agreement with the United States Department of Justice (the “DOJ”) promising cooperation in the DOJ’s investigation of a possible DRAM industry conspiracy to fix RDRAM prices and otherwise eliminate competition in the 1999-2002 time period, and following Rambus’ recent receipt of certain documents previously provided to the DOJ by Hynix and Micron in connection with the DOJ’s ongoing criminal investigation.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 15, 2005	Rambus Inc.

/s/ Harold Hughes
Harold Hughes, President and Chief Executive Officer